Exhibit 99.1

[AutoNation Logo]
For Immediate Release

Contact: Marc Cannon
(954) 769-3146
cannonm@autonation.com

AutoNation Announces Preliminary Second Quarter Results

Fort Lauderdale, Fla. (July 8, 2004) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announces preliminary earnings results for the second quarter ended June 30, 2004. The company’s earnings per share (EPS) from continuing operations for the second quarter are expected to be in the range of $0.34 to $0.35, below the anticipated EPS range of $0.38 to $0.40 previously provided by the company in April 2004.

     “A number of factors directly impacted our second quarter earnings,” said Mike Jackson, Chairman and Chief Executive Officer of AutoNation. “Our cost structure was targeted for vehicle sales volume levels that did not materialize, particularly in June, with significant declines in sales of Ford and General Motors products. Low volume when combined with high inventories also caused a gross margin decline in our new vehicle business.”

     Looking ahead, Jackson said, “Although the second quarter earnings were disappointing, our cash flow is strong and our strategy sound. However, in light of the second quarter results and the difficult new vehicle retail environment that we are operating in, we now anticipate 2004 EPS from continuing operations in the range of $1.35 to $1.40.”

     Second quarter results are subject to the completion of customary quarterly financial closing and review procedures. AutoNation will release financial results for the 2nd Quarter ended June 30, 2004, on Tuesday, July 20, 2004 before 7:00 a.m. Eastern Time. Mike Jackson, Chairman and Chief Executive Officer; Mike Maroone, President and Chief Operating Officer; and Craig Monaghan, Chief Financial Officer, will discuss these results and the Company’s outlook during a conference call and audio web cast that same morning at 10:00 a.m. Eastern Time.

     The conference call may be accessed by phone at 800-288-8961 or via the Internet (audio web cast) at www.AutoNation.com by clicking on the “About Us” link, then clicking on “Investors” and then “Web Casts”. A playback of the conference call will be available after 12:30 p.m. Eastern Time July 20 through July 27 by calling 800-475-6701 (access code #738524).

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. Ranked No. 97 on the 2004 Fortune 500 and a component of the Standard and Poor’s 500 Index, AutoNation employs approximately 28,000 people and owns and operates 365 new vehicle franchises in 18 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

FORWARD LOOKING STATEMENTS

     Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. Our quarterly financial results are subject to our customary financial closing and review procedures, and reported results could vary from our revised expectations. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

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